Exhibit 2.3

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 12, 2018, by and among eCivis Inc., a Delaware corporation (the “Company”), GTY Technology Holdings Inc., a Cayman Islands exempted company (“GTY”), GTY EC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Kirk Fernandez, solely in his capacity as the eCivis Holders’ Representative, is effective as of October 31, 2018. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

R E C I T A L S

WHEREAS, the Company, GTY, Merger Sub and Kirk Fernandez are Parties to the Merger Agreement; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.                  Amendment of Section 6.1(d) of the Merger Agreement. Section 6.1(d) of the Merger Agreement is hereby amended and restated in its entirety to read:

“the GTY Share Redemption shall have been completed in accordance with the terms hereof and the Proxy Statement and GTY shall have delivered to the Company evidence that, immediately prior the Closing (and following the GTY Share Redemption), that GTY will have no less than the Necessary Cash Amount in the Trust Account and/or available from Alternative Financing Sources; and”

2.                  Amendment of Section 6.3(a) of the Merger Agreement. Section 6.3(a) of the Merger Agreement is hereby amended and restated in its entirety to read:

“all of the representations and warranties of GTY and Merger Sub contained in Article 3 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date, and except to extent arising from the entry into or consummation of an agreement with an Alternative Financing Source)”

3.                  Amendment of Section 8.1(e) of the Merger Agreement. Section 8.2(e) of the Merger Agreement is hereby amended and restated in its entirety to read:

“from and after January 18, 2019, by either GTY or the Company if following the GTY Share Redemptions the aggregate amount of cash or cash equivalents in the Trust Account and/or available from Alternative Financing Sources would be is less than the Necessary Cash Amount;”

4.                  Amendment of Section 8.1(g) of the Merger Agreement. Section 8.2(g) of the Merger Agreement is hereby amended and restated in its entirety to read:

“by the Company, if GTY or Merger Sub breaches any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of GTY or Merger Sub becomes become untrue (except to extent such breach or failure to be true arises from the entry into or consummation of an agreement with an Alternative Financing Source), in either case, such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach (or as of the time such representation or warranty became untrue), and such breach is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by eCivis Holders’ Representative to the breaching Party; provided, that no eCivis Holder or Company Party is in material breach of its obligations under this Agreement; (ii) if there has been a Material Adverse Effect with respect to any GTY Party;”

5.                  Amendment of Article 9 of the Merger Agreement. Article 10 is hereby amended by adding the following definition in alphabetical order to such Article 10:

“Alternative Financing Sources” means any source of immediately available funds which will be made available to GTY at the Closing, including through the issuance of debt or equity securities by GTY pursuant to definitive agreements (collectively, the “Financing Definitive Agreements”) entered into on or before January 18, 2019 and not at any time after such date terminated in accordance with their respective terms and conditions, excluding any such source(s) if GTY’s obtaining such funds or otherwise performing its obligations pursuant to the Financing Definitive Agreements relating to such source(s), singly or in the aggregate, has or would be reasonably expected to have a material adverse effect on the trading price of shares of common stock of GTY or on the creditworthiness of GTY and its Subsidiaries taken as a whole.”

6.                  Miscellaneous.

(a)               From and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Merger Agreement as amended hereby.

(b)               Except as specifically set forth above, the Merger Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(c)               This Amendment may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

(d)               Sections 10.5 through 10.15 of the Merger Agreement apply to this Amendment mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Amendment on the date first written above.

ECIVIS INC.

By:	/s/ James Ha
Name: James Ha
Title: Chief Executive Officer

GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President & CFO

GTY EC MERGER SUB, INC.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President & CFO

KIRK FERNANDEZ, solely in its capacity as eCivis Holders’ Representative

By:	/s/ Kirk Fernandez
Name: Kirk Fernandez
Title: Chairman

[Signature Page to Amendment No.1 to Agreement and Plan of Merger]